EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES WITHDRAWAL OF
FELCOR LODGING TRUST MERGER PROPOSAL AND PRELIMINARY PROXY STATEMENT

DALLAS, May 3, 2017 - Ashford Hospitality Trust (NYSE: AHT) (“Ashford Trust” or “the Company”) today announced that given FelCor Lodging Trust Incorporated’s (NYSE: FCH) ("FelCor") announced merger agreement with RLJ Lodging Trust (NYSE: RLJ) (“RLJ”), Ashford Trust is abandoning its efforts to merge with FelCor. Ashford Trust also announced that it is withdrawing its preliminary proxy statement and proposed slate of seven independent directors for election to FelCor’s Board of Directors at FelCor’s 2017 Annual Meeting of Stockholders.

While Ashford Trust continues to believe that its offer would have been more attractive to shareholders than the RLJ offer, the Company has determined that there is no cost-effective, actionable path forward toward an agreement and has withdrawn its non-binding proposal. The Company believes that it exercised significant strategic and financial discipline in seeking ways to maximize shareholder value. The Company plans to opportunistically liquidate its investment in FelCor stock over time.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Forward Looking Statements

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect,"

"believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Hospitality Trust, Inc.’s (“Ashford Trust”) control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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